Contact:	Jim Davidson Executive Vice President – Finance 201-325-3303 jdavidson@unitedauto.com	Tony Pordon Vice President – Investor Relations 248-648-2540 tony.pordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO ELECTS KIMBERLY McWATERS
TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, MI, December 9, 2004 – UnitedAuto Group, Inc. (NYSE:UAG), a FORTUNE 500 automotive specialty retailer, today announced that Kimberly J. McWaters has been appointed to its Board of Directors. With this additional appointment, the Company now has twelve directors.

Ms. McWaters is Chief Executive Officer and President of Universal Technical Institute, Inc. (NYSE: UTI), a nationwide provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. Ms. McWaters became CEO of UTI in 2003, after serving as the company’s president for three years. Prior to becoming president, Ms. McWaters held several positions at UTI since 1984, including licensing specialist, marketing operations manager, director of marketing, and vice president of sales and marketing.

“We are delighted that Kim McWaters has joined the UnitedAuto Board of Directors,” said
Roger S. Penske, Chairman of UnitedAuto. “Kim has been involved with the automotive industry for over twenty years and brings a wealth of specific knowledge and experience to our Board. As we continue to expand our service and parts operations, Kim’s expertise and background in the area of developing automotive technicians, OEM relationships and automotive technology advancements will greatly benefit UnitedAuto.”

Currently, Ms. McWaters serves on the Board of Directors for the Boys & Girls Clubs of Metropolitan Phoenix, Fresh Start Women’s Foundation, Homeward Bound, United Blood Services and the Arnold Keogh Health Foundation.

About UnitedAuto
UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 146 franchises in the United States and 101 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

About Universal Technical Institute
Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at eight campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit http://www.uticorp.com.

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